EXHIBIT 11

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(Amounts in millions, except per-share amounts)

	Three Months		Nine Months
	2006	2005	2006	2005
BASIC EARNINGS PER SHARE
Earnings applicable to common stock	$1,168	$1,747	$3,254	$4,129
Basic shares
Weighted average common shares outstanding	867.1	802.2	857.9	798.5
Treasury stock	(22.1)	—	(11.8)	—
Vested, unissued restricted stock	4.0	2.8	4.3	2.8
Deferred share units	3.8	3.5	3.8	3.5
Basic shares	852.8	808.5	854.2	804.8
Basic earnings per share
Income from continuing operations	$1.36	$2.05	$4.11	$4.89
Discontinued operations, net	0.01	0.11	(0.30)	0.24
Basic earnings per common share	$1.37	$2.16	$3.81	$5.13
DILUTED EARNINGS PER SHARE
Earnings applicable to common stock	$1,168	$1,747	$3,254	$4,129
Diluted shares
Basic shares	852.8	808.5	854.2	804.8
Dilutive effect of exercise of options outstanding	4.8	11.0	6.6	9.8
Deferred, restricted stock	2.7	2.9	2.2	1.9
Diluted shares	860.3	822.4	863.0	816.5
Diluted earnings per share
Income from continuing operations	$1.35	$2.01	$4.07	$4.82
Discontinued operations, net	0.01	0.11	(0.30)	0.24
Diluted earnings per common share	$1.36	$2.12	$3.77	$5.06